For Immediate Release                   Contact:        Stephen B. Siegel
                                                        (212) 984-8100
                                                        James A. Aston
                                                        (864) 239-1661

                INSIGNIA FINANCIAL GROUP, INC. ENTERS AGREEMENT
                 TO ACQUIRE CHICAGO'S FRAIN CAMINS & SWARTCHILD

Greenville, SC, March 19, 1997 -- Insignia Financial Group, Inc. (NYSE: IFS) today announced that it has entered into a definitive agreement to acquire Frain Camins & Swartchild, Inc. ("FC&S"). FC&S is one of the premier full-service commercial, retail and industrial real estate brokerage and management firms in Chicago. The purchase price was not disclosed.

     FC&S, which had 1996 revenues in excess of $14 million, will change its name to Insignia/Frain Camins & Swartchild ("Insignia/FC&S") and operate as a subsidiary of Insignia Commercial Group, Inc.

     "The acquisition of FC&S is the next vital step in our plans to build the premier commercial real estate services provider on a national basis," said Andrew L. Farkas, Insignia Financial Group's Chairman, President & Chief
Executive Officer. "Our strategy has been to selectively acquire the finest firms in key markets in order to allow us to offer first-class services to our commercial clients across the country. FC&S fits perfectly with this strategy, providing us with a substantial platform from which to grow our business in the Chicago marketplace."

     One of the largest fully-integrated real estate service providers in the country, Insignia launched its commercial expansion program in earnest in 1996, with the acquisition of Paragon Commercial Group, a real estate management and development company, and Edward S. Gordon Company (now operating as Insignia/Edward S. Gordon Co., Inc.), the leading full-service commercial real estate brokerage firm in New York City.

     FC&S is the third commercial acquisition by Insignia thus far in 1997. In early March, the Company announced the acquisition of Rostenberg-Doern Company, Inc., a leading full-service firm serving Westchester County, NY and Fairfield County, CT. The combination of Insignia/ESG's Westchester/Fairfield operations and Rostenberg-Doern has created the largest firm serving these two marketplaces. Also in early March, Insignia acquired HMB Property Services, a service provider that gives Insignia control over long- term management and leasing rights with respect to 1.1 million sq. ft. of prime office space in the Denver market.

     In aggregate, the three acquisitions increase Insignia's commercial real estate management portfolio by more than 12 million sq. ft, and, on an annualized basis, add more than $18 million to the Company's revenues.

     "Even with the growing strength of the commercial real estate recovery, the pricing for the three acquisitions this year has been well within our parameters," Mr. Farkas said. "We have the ability to provide other companies with an opportunity to be an integral component in our long-term strategy. This gives us a major advantage in pursuing acquisitions." Chicago Gateway to Midwest

     "Chicago is a linchpin in our national strategy," said Insignia Commercial Group President Stephen B. Siegel, "and in FC&S, we have one of the foremost firms serving both the industrial and office markets. We see an opportunity to grow our local market- share substantially, and to use the Chicago office as a gateway to other major cities in the Midwest."

     FC&S, founded in 1978, serves leading owners and users of office, retail and industrial property and vacant land in the Midwest. The firm provides services for over 10 million sq. ft. of space in the Chicago metropolitan area, and offers a full range of services, including property management and leasing, tenant representation, industrial sales and leasing, land acquisition and disposition, property, investment, retail, consulting and construction services.

     The ESG and FC&S acquisitions give Insignia Commercial Group a potent corporate and tenant representation practice to complement its property management and agency leasing business. The company provides services for more than 149 million sq. ft. of office, industrial and retail properties nationwide, including FC&S's portfolio.

     "Insignia/ESG is widely considered the preeminent firm in our industry when it comes to helping major clients address their real estate needs. They have sophisticated methodologies and an approach to client representation that no other firm has been able to match," said Harvey B. Camins, FC&S Vice Chairman. "Our clients will benefit significantly from the more sophisticated services we will offer as well as from our ability to leverage Insignia's and Insignia/ESG's extensive corporate and institutional relationships."

     Mr. Camins will assume the role of President of Insignia Commercial Group's Midwest Region. FC&S's other senior principals will also join Insignia/FC&S:
Ronald T. Frain, FC&S Chairman; Robert B. Rosen, FC&S Vice Chairman, Scott J. Brandwein, FC&S President, James L. Dieter, FC&S Executive Vice President, and James H. Swartchild, FC&S Senior Vice President.

     FC&S recently concluded one of the largest building sales in Downtown Chicago, representing Overseas Partners Capital Corporation in its acquisition of 333 West Wacker Drive. FC&S also has a stable of corporate services clients for whom it provides services on a national basis, including United Airlines, Cottel/TruValue, Quill and Tellabs.

     FC&S has a 50-person stable of brokers in two offices, one in Downtown Chicago and another in the Northwest suburbs near O'Hare Airport.

     With corporate headquarters in Greenville, SC, Insignia Financial Group, Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multifamily residential properties in the United States and is also among the largest managers of commercial properties. Insignia Financial Group, Inc. commenced operations in December 1990 and has since grown to provide services for over 2,500 properties, which include approximately 283,000 residential units (including cooperative and condominium units) and in excess of 149 million sq. ft. of retail, commercial and industrial space.